EXHIBIT 10.21

                   CONTINENTAL AIRLINES, INC.

           EXECUTIVE BONUS PERFORMANCE AWARD PROGRAM


     1. Purpose. This Continental Airlines, Inc. Executive Bonus Performance Award Program (the "Program") has been adopted by the Human Resources Committee of the Board of Directors of Continental Airlines, Inc., a Delaware corporation (the "Company"), to implement in part the Performance Award provisions of the Continental Airlines, Inc. Incentive Plan 2000 (as amended from time to time, the "Incentive Plan 2000") adopted by the Board of Directors of the Company, and is intended to provide a method for attracting, motivating, and retaining key officers of the Company and its subsidiaries and to compensate such officers based on performance goals consisting of achievement of cumulative quarterly net income targets or EBITDAR margin rankings of the Company and its consolidated subsidiaries as described herein. The Program and participation hereunder shall be subject to the terms of the Incentive Plan 2000, including the limitations on the maximum value of awards contained therein.

     2. Participants. Each of the Chief Executive Officer, the Chief Operating Officer, each Executive Vice President and each Senior Vice President of the Company shall automatically participate in the Program with respect to each fiscal year, and, with respect to a particular fiscal year, such other officers of the Company or its subsidiaries shall participate in the Program as may be recommended to the Human Resources Committee of the Board of Directors of the Company (the "Committee") by the Chief Executive Officer of the Company and designated by the Committee to be a participant in the Program with respect to such fiscal year. Each of the foregoing persons is referred to herein as a "Participant", and the right to participate in the Program for a fiscal year or portion thereof constitutes a Performance Award (as such term is defined in the Incentive Plan 2000) under the Incentive Plan 2000. The Chief Executive Officer shall have the power to terminate any Participant's participation in the Program upon written notice to such Participant of such termination, subject to ratification of such action by the Committee.

     3. Definitions. Where the following words and phrases are used in this Program, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:

     (a) "Budget" with respect to a fiscal year means the cumulative quarterly net income targets, as established by the Committee with respect to such fiscal year or portion thereof, whether or not they are the same as those contained in or derived from the Annual Financial Plan of the Company with respect to such fiscal year contemplated by Section 3.3 of the By-Laws of the Company.

     (b) "Cumulative Actual Net Income" with respect to a quarter means the aggregate consolidated net income of the Company and its consolidated subsidiaries, as shown on the regularly prepared statement of operations of the Company prepared in accordance with GAAP, as adjusted for unbudgeted (i) one-time gains or losses from the disposal of assets, (ii) write-offs of assets (including aircraft and associated parts), and (iii) any other item of gain, loss, or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, in each case under clauses (i), (ii) and
           (iii) as determined by the Committee, for the period commencing on the first day of the fiscal year of the Company in which such quarter occurs and ending on the last day of such quarter.


     (c) "Cumulative Base Salary" with respect to a quarter means the aggregate of the Participant's base salary earned, while a Participant under the Program, during the period commencing on the first day of the fiscal year of the Company in which such quarter occurs and ending on the last day of such quarter.

     (d) "Cumulative EBITDAR" with respect to a quarter means, with respect to each company in the Industry Group, the aggregate earnings of such company and its consolidated subsidiaries during the period commencing on the first day of the fiscal year of the Company in which such quarter occurs and ending on the last day of such quarter, determined prior to the charges, costs, and expenses associated with interest, income taxes, depreciation, amortization, and aircraft rent. EBITDAR shall be determined based on the regularly prepared and publicly available statements of operations of each company in the Industry Group prepared in accordance with GAAP (and if necessary to determine certain items, based on Form 41 data filed by such company with the Department of Transportation); provided, however, that EBITDAR shall be adjusted to exclude (i) non-operating income or expense, (ii) write-offs of assets (including aircraft and associated parts), (iii) one-time gains or losses from the disposal of assets, and (iv) any other item of gain, loss, or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, in each case under clauses (i), (ii), (iii) and (iv) as determined by the Committee in accordance with GAAP. If a company in the Industry Group provides publicly available statements of operations with respect to its airline business that are separate from the statements of operations provided with respect to its other businesses, then such company's EBITDAR shall be determined based solely upon the separately provided statements of operations pertaining to its airline business.

     (e) "Cumulative EBITDAR Margin" means, with respect to each company in the Industry Group and each quarter, the Cumulative EBITDAR for such company with respect to such quarter, divided by such company's cumulative revenues (determined on a consolidated basis based on the regularly prepared and publicly available statements of operations of such company prepared in accordance with
           GAAP) over the period commencing on the first day of the fiscal year of the Company in which such quarter occurs and ending on the last day of such quarter. If a company in the Industry Group provides publicly available statements of operations with respect to its airline business that are separate from the statements of operations provided with respect to its other businesses, then such company's Cumulative EBITDAR Margin shall be determined based solely upon the separately provided statements of operations pertaining to its airline business.

     (f) "Cumulative Number 1, Number 2 or Number 3 Ranking" with respect to a quarter means the Company ranks first, second or third when comparing the Cumulative EBITDAR Margins with respect to such quarter for all companies comprising the Industry Group as of the last day of such quarter, and that the Company has achieved the Operating Income Hurdle with respect to such quarter.

     (g) "Cumulative Target Net Income" with respect to a quarter means the aggregate consolidated net income of the Company and its consolidated subsidiaries, as set forth in the Budget, for the period commencing on the first day of the fiscal year of the Company in which such quarter occurs and ending on the last day of such quarter.

     (h) "EBITDAR Margin Quarterly Bonus" with respect to a Participant for a fiscal quarter shall be equal to (i) the dollar amount calculated by multiplying such Participant's Cumulative Base Salary with respect to such quarter by (x) 125%, if the Company has a Cumulative Number 1, Number 2 or Number 3 Ranking with respect to such quarter, or (y) 0 (zero)%, if the Company does not have a Cumulative Number 1, Number 2 or Number 3 Ranking with respect to such quarter, less (ii) the amount of the Quarterly Bonuses (as defined below) received by such Participant with respect to prior quarters in the fiscal year in which such quarter ends. With respect to the Company's 2000 fiscal year only, quarterly bonuses paid under the Company's prior executive bonus program to persons who are Participants under this Program with respect to fiscal quarters in 2000 ending prior to the quarter during which Stockholder Approval is obtained shall be deducted for purposes of clause (ii) of the foregoing sentence.

     (i) "GAAP" means United States generally accepted accounting principles, consistently applied.

     (j) "Industry Group" has the meaning set forth in Section 5 hereof.

     (k) "LTIP Program" means the Continental Airlines, Inc. Long Term Incentive Performance Award Program, as amended from time to time.

     (l) "Net Income Quarterly Bonus" with respect to a Participant for a fiscal quarter shall be equal to (i) the dollar amount calculated by multiplying such Participant's Cumulative Base Salary with respect to such quarter by (x) (in the case of a positive variance (which shall include a zero variance)), 100% plus the positive variance, if any, expressed as a percentage (but in no event more than 25%), between the Cumulative Actual Net Income with respect to such quarter, and the Cumulative Target Net Income with respect to such quarter, or (y) (in the case of a negative variance), 100% less the absolute value of the negative variance, expressed as a percentage, between the Cumulative Actual Net Income with respect to such quarter, and the Cumulative Target Net Income with respect to such quarter (provided, that if such negative variance is greater than negative 25% (e.g., negative 30%), then such negative variance shall be deemed negative 100%), less (ii) the amount of the Quarterly Bonuses received by such Participant with respect to prior quarters in the fiscal year in which such quarter ends. With respect to the Company's 2000 fiscal year only, quarterly bonuses paid under the Company's prior executive bonus program to persons who are Participants under this Program with respect to fiscal quarters in 2000 ending prior to the quarter during which Stockholder Approval is obtained shall be deducted for purposes of clause
           (ii) of the foregoing sentence.

     (m) "Operating Income Hurdle" with respect to a quarter means the achievement by the Company, during the period commencing on the first day of the fiscal year of the Company in which such quarter occurs and ending on the last day of such quarter, of an operating income equal to or greater than (1) with respect to the first fiscal quarter, 19%, (2) with respect to the second fiscal quarter, 52.8%, (3) with respect to the third fiscal quarter, 83.6% and (4) with respect to the fourth fiscal quarter, 100%, of the dollar amount of the "Operating Income Hurdle" with respect to the "Performance Period" (as such terms are defined in the LTIP Program) commencing on the first day of the fiscal year of the Company in which such quarter occurs, as reflected on the regularly prepared and publicly available statements of operations of the Company and its consolidated subsidiaries prepared in accordance with GAAP, adjusted to exclude (i) accruals with respect to the LTIP Program, (ii) write-offs of assets (including aircraft and associated parts), (iii) one-time gains or losses from the disposal of assets, and (iv) any other item of gain, loss, or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, in each case under clauses (i), (ii), (iii) and (iv) as determined by the Committee in accordance with GAAP.

           4. Quarterly Bonuses. Commencing with the Company's fiscal quarter during which Stockholder Approval (as defined below) is obtained, each Participant in the Program who has remained continuously employed by the Company or a subsidiary during the entire fiscal quarter with respect to which the Quarterly Bonus (as defined below) is to be paid, shall receive, on a fiscal quarterly basis as soon as reasonably practicable after the certification by the Committee described in Section 6 below with respect to such quarter, a cash bonus (a "Quarterly Bonus"), if any, equal to the greater of the Net Income Quarterly Bonus or the EBITDAR Margin Quarterly Bonus for such quarter.

           5. Industry Group. The Industry Group shall consist of the Company, AMR Corporation, Delta Air Lines, Inc., Northwest Airlines Corporation, Trans World Airlines, Inc., UAL Corporation, and US Airways Group, Inc.; provided, however, that (a) prior to commencement of each fiscal year of the Company that begins after January 1, 2000, the Committee may in its discretion add any United States certificated scheduled mainline air carrier to, or remove any such company (other than the Company) from, the Industry Group for such fiscal year and (b) the Industry Group shall be subject to adjustment as provided in the following paragraph.

           Except as provided in clause (a) of the proviso to the preceding paragraph, no company shall be added to, or removed from, the Industry Group during any fiscal quarter; provided, however, that a company (other than the Company) shall be removed from the Industry Group for a fiscal quarter and subsequent quarters of a fiscal year if (a) during such fiscal quarter, (i) such company ceases to maintain publicly available statements of operations prepared in accordance with GAAP, (ii) such company is not the surviving entity in any merger, consolidation, or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of such company), (iii) such company sells, leases, or exchanges all or substantially all of its assets to any other person or entity (other than a previously wholly owned subsidiary of such company), or (iv) such company is dissolved and liquidated, or (b) more than 20% of such company's revenues (determined on a consolidated basis based on the regularly prepared and publicly available statements of operations of such company prepared in accordance with GAAP) for such fiscal quarter are attributable to the operation of businesses other than such company's airline business and such company does not provide publicly available statements of operations with respect to its airline business that are separate from the statements of operations provided with respect to its other businesses.

           6. Administration. The Program will be administered by the Committee, which at all times will consist of not less than two persons, each of whom is an "outside director" within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The action of a majority of the members of the Committee will be the act of the Committee. The Committee shall, prior to the commencement of each fiscal year of the Company beginning on or after January 1, 2000, establish in writing the Budget for such fiscal year for purposes of this Program. In establishing the Budget, the Committee may in its discretion adopt as targets cumulative quarterly net income amounts derived from the net income amounts contained in the Annual Financial Plan of the Company contemplated by Section 3.3 of the Company's By-Laws.

     The interpretation and construction by the Committee of any provision of the Program, and any determination or action by the Committee pursuant to any provision hereof, will be final and conclusive for all purposes, and each Participant's participation in the Program is expressly subject to the foregoing. No member of the Committee shall be liable for any action or determination taken or made in good faith or upon reliance in good faith on the records of the Company or information presented to the Committee by the Company's officers, employees, or other persons (including the Company's outside auditors) as to matters such member reasonably believes are within such other person's professional or expert competence. If a Participant disagrees with any decision, determination, or action made or taken by the Committee, then the dispute will be limited to whether the Committee has satisfied its duty to make such decision or determination or take such action in good faith.

     As to each fiscal quarter during which the Program is effective, the Committee will certify in writing, prior to the payment of any Quarterly Bonus with respect to such quarter, whether the Cumulative Target Net Income and Cumulative Number 1, Number 2 or Number 3 Ranking performance goals set forth herein have been met and whether any other material terms relating to the payment of such Quarterly Bonuses have been satisfied, to the extent required by section 162(m) of the Code.

     7. Payments upon a Change in Control. If a Change in Control occurs (as such term is defined in the Incentive Plan 2000, as in effect on October 4, 1999) and thereafter (or in connection therewith or in contemplation thereof) during the year in which such Change in Control occurs (a "Change Year"), a Participant suffers a Qualifying Event (as herein defined), then such Participant shall, upon the occurrence of the Qualifying Event, receive an amount in cash from the Company equal to (x) the aggregate Quarterly Bonuses such Participant would have received under the Program had the Company achieved a Cumulative Number 1, Number 2 or Number 3 Ranking with respect to each quarter during the Change Year, less (y) the aggregate of the Quarterly Bonuses paid to such Participant pursuant to the Program during the Change Year through the date immediately prior to the occurrence of the Qualifying Event (with respect to the Company's 2000 fiscal year only, quarterly bonuses paid under the Company's prior executive bonus program to persons who are Participants under this Program with respect to fiscal quarters in 2000 ending prior to the quarter during which Stockholder Approval is obtained shall be deducted for purposes of clause (y) of the foregoing sentence), and such Participant shall not be entitled to any additional Quarterly Bonuses with respect to such Change Year. As used herein, the term "Qualifying Event" with respect to a Participant means (i) the termination of such Participant's participation in the Program,
(ii) the assignment to such Participant by the Board of Directors or the Committee or other officers or representatives of the Company of duties materially inconsistent with the duties associated with his position as such duties are constituted as of the first day of the Change Year, (iii) a material diminution in the nature or scope of such Participant's authority, responsibilities, or title from those applicable to him as of the first day of the Change Year, (iv) the occurrence of material acts or conduct on the part of the Company or its officers or representatives which prevent such Participant from performing his duties and responsibilities as they existed on the first day of the Change Year, (v) the Company requiring such Participant to be permanently based anywhere outside a major urban center in the state (or, if applicable, foreign country, U.S. territory or other applicable sovereign entity) in which he was based as of the first day of the Change Year, or (vi) the taking of any action by the Company that would materially adversely affect the corporate amenities enjoyed by such Participant on the first day of the Change Year, except in each case if such Participant's employment with the Company and its subsidiaries is terminated (a) upon such Participant's death, (b) upon disability entitling him or her to benefits under the Company's group long-term disability plan, (c) for cause, which for purposes hereof shall mean (1) in the case of a Participant with an employment agreement with the Company or a subsidiary, the involuntary termination by the Company (or, if applicable, a subsidiary) of such Participant's employment under circumstances that do not require the Company (or such subsidiary) to pay to such Participant a "Termination Payment" or "Monthly Severance Amount", as such terms are defined in such Participant's employment agreement, and (2) in the case of a Participant who does not have an employment agreement with the Company or a subsidiary, the involuntary termination by the Company (or, if applicable, a subsidiary) of such Participant's employment based upon a determination by the Committee or an authorized officer of the Company (or such subsidiary) that such Participant has engaged in gross negligence or willful misconduct in the performance of, or such Participant has abused alcohol or drugs rendering him or her unable to perform, the material duties and services required of him or her in his or her employment, or (d) upon the voluntary resignation from employment of such Participant (other than in connection with circumstances which would permit such Participant to receive severance benefits pursuant to any contract of employment between such Participant and the Company or any of its subsidiaries).

     8. Amendments, Termination and Other Matters. Subject to the other provisions of this Section 8, this Program may be amended from time to time or terminated by the Committee; provided that this Program may not be amended by the Committee without the further approval of the stockholders of the Company if such amendment would result in the Program no longer satisfying the requirements of section 162(m) of the Code, and this Program may not be amended or terminated in contemplation of or in connection with a Change in Control, nor may any Participant's participation herein be terminated in contemplation of or in connection with a Change in Control, unless adequate and effective provision for the making of all payments otherwise payable (based on Participants' base salaries as in effect immediately prior to such Change in Control) pursuant to Section 7 of this Program (as in effect on the date of Stockholder Approval) with respect to such Change in Control shall be made in connection with any such amendment or termination.

     Participation in the Program by a Participant shall terminate upon such Participant's termination of employment with the Company and its subsidiaries or as otherwise set forth herein, and no Participant shall have any right to continue to participate in the Program or have any vested right to any bonus or other payment hereunder (except as aforesaid in connection with a Change in Control and except with respect to quarterly periods which have already passed prior to such amendment or termination or prior to such Participant's termination of employment with the Company and its subsidiaries).

     Participation in the Program shall not confer any right of future employment. The Program is not intended to create a pension or welfare benefit plan and is intended to be exempt from application of the Employee Retirement Income Security Act of 1974, as amended. The Program is unfunded and shall not create, or be construed to create, a trust or separate fund or funds, and each Participant shall be entitled only to look to the Company for any benefit hereunder, and shall have no greater right than an unsecured creditor of the Company.

     No liability whatsoever shall attach to or be incurred by any past, present or future stockholders, officers or directors, as such, of the Company or any of its subsidiaries, under or by reason of this Program or the administration thereof, and each Participant, in consideration of receiving benefits and participating hereunder, expressly waives and releases any and all claims relating to any such liability.

     No bonus or other right, title, interest, or benefit hereunder shall ever be assignable or transferable, or liable for, or charged with any of the torts or obligations of a Participant or any person claiming under a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. No Participant or any person claiming under a Participant shall have the power to anticipate or dispose of any bonus or other right, title, interest, or benefit hereunder in any manner until the same shall have actually been distributed free and clear of the terms of the Program. Payments with respect to bonuses hereunder shall be payable only to the Participant (or in the event of the death of a Participant, any payment due under the Program to such Participant shall be made to his or her estate). The provisions of this Program shall be binding on all successors and assigns of a Participant, including without limitation the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

     This Program shall be construed in accordance with the laws of the State of Texas.

           9. Tax Withholding. The Company shall have the right to withhold from any payment hereunder all applicable federal, state, local and other taxes as required by law.

           10. Effective Date. This Program shall be effective as of the first day of the fiscal quarter during which the Incentive Plan 2000 is approved by the Company's stockholders in the manner required under section 162(m) of the Code at the Company's 2000 annual meeting of stockholders ("Stockholder Approval"). Notwithstanding any provision herein to the contrary, no payment under the Program shall be made to or on behalf of any Participant unless the Incentive Plan 2000 is so approved by the Company's stockholders. If the Company's stockholders do not so approve the Incentive Plan 2000, then the Program shall automatically terminate and no bonuses shall be paid hereunder.

     The Company's current executive bonus program, as in effect on October 4, 1999 (sometimes referred to herein as the Company's "prior executive bonus program"), is hereby terminated as of the first day of the fiscal quarter during which the Company's 2000 annual meeting of stockholders occurs.

     IN WITNESS WHEREOF, the undersigned officer of the Company acting pursuant to authority granted to him by the Committee has executed this instrument on this 8th day of February, 2000, effective as stated above.

                              CONTINENTAL AIRLINES, INC.


                              By:_____________________________
                                 Jeffery A. Smisek
                                 Executive Vice President